For Immediate Release

Contact:

Yongye Biotechnology International, Inc.	CCG Investor Relations, Inc.
Mr. Larry Gilmore-VP of Corporate Strategy	Mr. Crocker Coulson, President
Phone: +1-818-390-1272	Phone: +1-646-213-1915 (New York)
E-mail: larry.gilmore@gmail.com	E-mail: crocker.coulson@ccgir.com
http://www.ccgir.com

Yongye Biotechnology International Raises $ 9.0 Million
In Private Placement, Raises Guidance

Beijing, China, May 8 - Yongye Biotechnology International, Inc. (OTC Bulletin Board: YGYB, "Yongye" or the "Company"), a leading developer and distributor of plant and animal nutrient products in the People's Republic of China, today announced that it closed a private placement financing with institutional and other accredited investors which included many of the same investors who participated in its April and September 2008 financings. Gross proceeds of approximately $9.0 million were generated through the issuance of 5.83 million shares of common stock at $1.54 per share. ROTH Capital Partners served as the placement agent.

The Company sells most of its Shengmingsu brand products to a limited number of independent regional distributors which then sell the products to local distributors and approximately 3,500 Yongye branded and other retail stores. Beginning in late 2008, the independent regional distributors started receiving new orders from their local distributors and retail stores for an increasing volume of Yongye products to be delivered in 2009. These additional orders led Yongye to seek additional financing. The Company plans to use the proceeds of the current private placement as working capital to help ensure that it can fill all of the orders it has already received and continues to receive from the independent distributors.

Revised Revenue and Net Income Guidance

Yongye is raising its previously announced revenue and net income guidance because of increased sales supported by this current financing. Yongye revises its previously announced revenue guidance for fiscal year 2009 from $66 million to $82 to $84 million, and its previously announced net income guidance from $15.8 million to $23 to $24 million.

“We undertook great effort in 2008 to build up Yongye’s marketing and technical support functions so that they could support, scale with and drive expansion of the distribution network. We can now measure the successful results of this strategy through the increased number of orders we received. The funds from this new private placement will help us fill the orders we received for our upcoming busy season, the second and third quarters of the year,” said Mr. Zishen Wu, CEO of Yongye Biotechnology International, Inc.

The securities issued in the private placement are not registered under the United States Securities Act of 1933 or the securities laws of any other jurisdiction. Accordingly, these securities may not be sold by investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements.  For more detailed information on this financing, see the Company’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission on or about May 08, 2008.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Yongye Biotechnology International, Inc.

Yongye Biotechnology International, Inc., headquartered in Beijing, is engaged in the development and distribution of fulvic acid based nutrients for plants and animals. The Company's patent pending processes and proprietary formulas allow it to create products which increase crop yields and improve the health of livestock. Its sole operating subsidiary, Yongye Nongfeng Biotechnology Company, Ltd., is located in Inner Mongolia. The Company sells its products through distributors and directly to farmers located in ten provinces throughout China.

Forward Looking Statements

Certain statements set forth in this press release constitute "Forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. All such forward-looking statements involve risks and uncertainties, including, but not limited to: statements regarding the Company's products; marketing and sales; patents and regulatory approvals; the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and access to capital; the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with other companies. There can be no assurance that such forward-looking statements will prove to be accurate and Yongye undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

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